The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2008

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)

(To Prospectus dated March 4, 2008)	Registration Nos. 333-149531 and 333-149531-02

GlaxoSmithKline Capital Inc.

$            % Notes due          , 2013
$            % Notes due          , 2018
$            % Notes due          , 2038

Fully and Unconditionally Guaranteed by

GlaxoSmithKline plc

The     % Notes due          , 2013, which we refer to as the “2013 notes,” will bear interest at a rate of     % per year. The     % Notes due          , 2018, which we refer to as the “2018 notes,” will bear interest at a rate of     % per year. The     % Notes due          , 2038, which we refer to as the “2038 notes,” will bear interest at a rate of     % per year. We will pay interest on each of the 2013 notes, the 2018 notes and the 2038 notes each           and          , commencing on          , 2008. We refer to the 2013 notes, the 2018 notes and the 2038 notes collectively as the “notes.” Unless we redeem the notes earlier, the 2013 notes will mature on          , 2013, the 2018 notes will mature on          , 2018 and the 2038 notes will mature on          , 2038. There is no sinking fund for the notes. The notes will rank equally in right of payment with all our other senior, unsecured debt obligations.

We may redeem some or all of the 2013 notes, the 2018 notes or the 2038 notes at any time and from time to time at the redemption prices determined in the manner described in this prospectus supplement. We may also redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to the redemption date in the event of certain changes in U.K. or U.S. withholding taxes applicable to payments of interest.

We intend to list the notes on the New York Stock Exchange or another recognized stock exchange.

See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Proceeds to
			Underwriting		GlaxoSmithKline
	Price to Public		Discount		Capital Inc.

Per 2013 note		%		%		%
Per 2018 note		%		%		%
Per 2038 note		%		%		%
Total	$		$		$

Interest on the notes will accrue from May   , 2008, to the date of delivery.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or “DTC,” for the accounts of its participants, including Clearstream Banking, société anonyme, or “Clearstream,” and Euroclear Bank S.A./N.V., or “Euroclear,” against payment in New York, New York on or about May   , 2008.

Joint Book-Running Managers

Citi	JPMorgan	Lehman Brothers

May   , 2008

Prospectus Supplement

No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, and, if given or made, such information must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which they relate or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to its date.

The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See “Underwriting.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or the “SEC,” allows us to “incorporate by reference” information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We are incorporating by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (File No. 1-15170). We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus supplement and prior to the time we sell all of the notes, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in the accompanying prospectus. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: GlaxoSmithKline plc, 980 Great West Road, Brentford, Middlesex TW8 9GS, England, telephone +44 (0) 20 8047 5000, Attention: The Company Secretary. Our Internet address is www.gsk.com. We are not incorporating the contents of any website into this prospectus supplement or the accompanying prospectus.

PRESENTATION OF FINANCIAL INFORMATION

We present our consolidated financial statements in pounds Sterling and in accordance with International Financial Reporting Standards as adopted by the European Union and also with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to collectively as “IFRS.” When we refer to “£,” we mean pounds Sterling. When we refer to “$,” we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

“Business performance,” which is a supplemental measure, is the primary performance measure used by management and is presented after excluding costs relating to the Operational Excellence program, which commenced in October 2007, and significant acquisitions. Management believes that exclusion of these items provides a better reflection of the way in which our business is managed and gives a more useful indication of our underlying performance. This information, which is provided in addition to the total results prepared under IFRS, is given to assist investors to gain a clearer understanding of the underlying performance of the business and to increase comparability for the periods presented.

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

GlaxoSmithKline plc

GlaxoSmithKline plc is a major global healthcare company engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. Our two principal operational industry segments are pharmaceuticals (prescription pharmaceuticals and vaccines) and consumer healthcare (over-the-counter medicines, oral care and nutritional healthcare).

GlaxoSmithKline plc is a public limited company incorporated under the laws of England and Wales. Our shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GlaxoSmithKline plc acquired Glaxo Wellcome plc and SmithKline Beecham plc, both English public limited companies, through a merger of the two companies. Both Glaxo Wellcome plc and SmithKline Beecham plc were major global healthcare businesses.

Our corporate head office is in the London area at 980 Great West Road, Brentford, Middlesex TW8 9GS, England, and our telephone number is +44 (0) 20 8047 5000. We also have operational headquarters in Philadelphia, Pennsylvania and Research Triangle Park, North Carolina and operations in some 114 countries, with products sold in over 140 countries. Our principal research and development facilities are in the United Kingdom, the United States, Japan, Italy, Spain and Belgium, and our products are currently manufactured in some 38 countries. The major markets for our products are the United States, France, Japan, the United Kingdom, Italy, Germany and Spain.

As used in this prospectus, the terms “we,” “our” and “us” refer to GlaxoSmithKline plc and its consolidated subsidiaries unless the context requires otherwise.

GlaxoSmithKline Capital Inc.

GlaxoSmithKline Capital Inc. is a Delaware corporation. It is a wholly owned subsidiary of GlaxoSmithKline plc, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline plc. The principal executive offices of GlaxoSmithKline Capital Inc. are located at 1105 North Market Street, Suite 622, Wilmington, Delaware 19801, United States. Its telephone number is +1 (302) 651-8319.

The Offering

Notes	$ principal amount of 2013 notes, $ principal amount of 2018 notes and $ principal amount of 2038 notes.

Issuer	GlaxoSmithKline Capital Inc.

Guarantee	GlaxoSmithKline plc will fully and unconditionally guarantee the payment of principal, interest and additional amounts, if any, payable in respect of the notes.

Denominations	The notes will be issued only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest rate	The 2013 notes will bear interest at a rate of % annually. The 2018 notes will bear interest at a rate of % annually. The 2038 notes will bear interest at a rate of % annually.

Interest payment dates	For each of the 2013 notes, the 2018 notes and the 2038 notes, every and , commencing , 2008. If an interest payment date or redemption date, or the maturity date, as the case may be, would fall on a Saturday, Sunday or a day on which banking institutions in the City of New York or London, England are authorized or obligated by law, regulation or executive order to be closed, then the interest payment date, redemption date or maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall be paid unless we fail to make payment on such next succeeding business day.

Regular record dates for interest	For each of the 2013 notes, the 2018 notes and the 2038 notes, every and .

Calculation of interest	Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Ranking	The notes and the guarantee will rank equally in right of payment with all other senior, unsecured debt obligations of GlaxoSmithKline Capital Inc. and GlaxoSmithKline plc, respectively.

Optional make-whole redemption	Each series of the notes will be redeemable at our option, in whole or in part, at any time and from time to time. See “Description of the Notes — Optional Make-Whole Redemption.” Upon redemption, we will pay a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed together with, in each case, accrued interest to the date of redemption. The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the Treasury Rate (as defined in this prospectus supplement) plus % in the case of the 2013 notes, % in the case of the 2018 notes and % in the case of the 2038 notes. The “Comparable Treasury Issue” for purposes of the definition contained in “Description of the Notes — Optional Make-Whole Redemption” will be the United States Treasury security selected by the quotation agent (as defined in this prospectus supplement) as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

Payment of additional amounts	Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. or U.S. withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “Description of Debt Securities — Covenants — Payment of Additional Amounts” in the accompanying prospectus.

Tax redemption	In the event of changes in U.K. or U.S. withholding taxes applicable to payments of interest, we may redeem the notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date. See “Description of Debt Securities — Optional Redemption for Tax Reasons” in the accompanying prospectus.

Repayment	The notes will not be subject to repayment at the option of the holder prior to maturity.

Sinking fund	None.

Book-entry issuance, settlement and clearance	We will issue the notes as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include Clearstream and Euroclear in Europe.

Governing law	The notes and the guarantee will be governed by the laws of the State of New York.

Further issuances	We may from time to time, without the consent of the holders of a series of notes, create and issue further notes of the same series having the same terms and conditions in all respects as the notes of that series being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. We will not issue any further notes of a series unless such further notes have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes. Additional 2013 notes issued in this manner will be consolidated with and will form a single series with the 2013 notes being offered hereby. Additional 2018 notes issued in this manner will be consolidated with and will form a single series with the 2018 notes being offered hereby. Additional 2038 notes issued in this manner will be consolidated with and will form a single series with the 2038 notes being offered hereby.

Listing	We intend to list the notes on the New York Stock Exchange or another recognized stock exchange.

Use of proceeds	We intend to use the net proceeds from the sale of the notes for our general corporate purposes, which may include the financing of dividend payments or working capital, or the repayment of indebtedness from time to time, including bonds bearing varying rates of interest and varying tenors issued under our European Medium Term Note program or short-term indebtedness bearing varying rates of interest incurred to help fund our £12 billion share buy-back program and for other purposes. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

Ratings	The 2013 notes are expected to be rated: Moody’s: S&P:

The 2018 notes are expected to be rated: Moody’s: S&P:

The 2038 notes are expected to be rated: Moody’s: S&P:

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Ratios of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges computed under IFRS. Earnings for this purpose have been calculated by (i) adding (a) profit before taxation (after eliminating our share of profits of associates and joint ventures), (b) fixed charges and (c) distributed income of investments accounted for using the equity method of accounting and (ii) subtracting from that total (a) the amount of pre-tax earnings required to pay dividends on outstanding preference shares and (b) the minority interest in pre-tax profit of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest payable (including expense on debt and interest in respect of finance leases), (ii) that portion of operating lease rental expense representative of the interest factor (being one-third of such rental expense) and (iii) the amount of pre-tax earnings required to pay dividends on outstanding preference shares.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges — IFRS	11.4	15.9	20.7	14.7	14.8	19.3

RISK FACTORS

Our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference in the accompanying prospectus, includes, beginning on page 50, extensive risk factors relating to our business. You should carefully consider those risks and the risks relating to the notes described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to the Notes

The notes lack a developed public market.

There can be no assurance regarding the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. See “Plan of Distribution” in the accompanying prospectus. We intend to apply for listing of the notes on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately $      after deducting underwriting discounts and expenses of the offering. We intend to use the net proceeds for general corporate purposes, which may include the financing of dividend payments or working capital, or the repayment of indebtedness from time to time, including bonds bearing varying rates of interest and varying tenors issued under our European Medium Term Note program or short-term indebtedness bearing varying rates of interest incurred to help fund our £12 billion share buy-back program and for other purposes. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization (including short-term debt) as of March 31, 2008, on an actual basis and on an as adjusted basis to give effect to the sale of the notes.

	As of March 31, 2008
	Actual	As Adjusted
	(unaudited)
	(in millions)

Capital and reserves
Share capital(1)	£1,476		£1,476
Share premium account	1,295		1,295
Retained earnings and other reserves(2)	6,145		6,145

Shareholders’ equity	£8,916		£8,916

Borrowings(3)
Notes offered hereby	—
Short-term borrowings:
3.375% Euro EMTN 2008	798		798
4.875% Sterling EMTN 2008	499		499
Commercial paper(4)	89		89
Bank loans and overdrafts	374		374
Other loans	1		1
Obligations under finance leases	38		38
Long-term borrowings:
3.25% Euro EMTN 2009	397		397
3.00% Euro EMTN 2012	592		592
5.125% Euro EMTN 2012	1,776		1,776
4.375% U.S. Dollar MTN 2014	779		779
5.625% Euro EMTN 2017	984		984
4.00% Euro EMTN 2025	585		585
5.25% Sterling EMTN 2033	978		978
5.375% U.S. Dollar MTN 2034	249		249
6.375% Sterling EMTN 2039	693		693
5.25% Sterling EMTN 2042	984		984
Loan stock	9		9
Bank loans	1		1
Other loans and private financing	4		4
Obligations under finance leases	83		83

Total borrowings	£9,913	£

Total capitalization	£18,829	£

(1)	As of March 31, 2008, the authorized and issued share capital (which includes shares we hold in Treasury and shares held in trust in connection with our employee share option and award plan) of GlaxoSmithKline plc was:

	Authorized	Issued
	(in thousands)

Ordinary Shares of 25p each	10,000,000	5,904,237

Subsequent to March 31, 2008 and as of April 29, 2008, we have repurchased 40,580,000 of our ordinary shares for £449,174,259 as part of our share buyback program. These shares were all purchased for cancellation. We expect to continue to purchase our ordinary shares in open market transactions pursuant to this program.

Subsequent to March 31, 2008 and as of April 29, 2008, we have issued 39,238 of our ordinary shares for £374,219 and 72,227 of our American Depositary Shares (each American Depositary Share representing two of our ordinary shares) for $3,214,819 to satisfy the exercise of share options and awards under our employee share option and award plans.

(2)	On April 10, 2008 we paid an interim dividend to our shareholders of £860 million, which had the effect of reducing retained earnings and other reserves by 14% to £5,285 million.

(3)	Balances in foreign currencies (including the principal amount of the notes) have been translated into pounds Sterling at exchange rates as of March 31, 2008 as follows:

£/$	1.99
£/euro	1.26

(4)	Subsequent to March 31, 2008 and as of April 29, 2008, we have issued additional commercial paper in the aggregate amount of £1,930 million and have redeemed an aggregate amount of £91 million on maturity.

(5)	Except as described above and for the notes offered hereby, there have been no material changes to our capitalization and indebtedness since March 31, 2008.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 11 of the accompanying prospectus.

General

We will issue the notes pursuant to an indenture, dated April 6, 2004, among GlaxoSmithKline plc, as guarantor, GlaxoSmithKline Capital Inc., as issuer, and Law Debenture Trust Company of New York, the trustee for the notes (as successor to Citibank, N.A., pursuant to an Instrument of Resignation, Appointment and Acceptance dated December 27, 2007 among GlaxoSmithKline Capital Inc., GlaxoSmithKline plc, Law Debenture Trust Company of New York and Citibank, N.A.). The notes will each be a series of our debt securities. We will issue the 2013 notes in the aggregate principal amount of $          . The 2013 notes will mature on          , 2013. We will issue the 2018 notes in the aggregate principal amount of $          . The 2018 notes will mature on          , 2018. We will issue the 2038 notes in the aggregate principal amount of $          . The 2038 notes will mature on          , 2038. We will issue the notes only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will each bear interest at the applicable interest rate shown on the cover of this prospectus supplement and will accrue interest from May   , 2008, or from the most recent date to which interest has been paid (or provided for), to but not including the next date upon which interest is required to be paid.

Commencing          , 2008, interest will be payable on the 2013 notes twice a year, on           and          , to the person in whose name a 2013 note is registered at the close of business on the or           that precedes the date on which interest will be paid. Commencing          , 2008, interest will be payable on the 2018 notes twice a year, on           and          , to the person in whose name a 2018 note is registered at the close of business on the or           that precedes the date on which interest will be paid. Commencing          , 2008, interest will be payable on the 2038 notes twice a year, on           and          , to the person in whose name a 2038 note is registered at the close of business on the or           that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. “Business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or London, England are authorized or obligated by law, regulation or executive order to be closed.

If an interest payment date or redemption date, or the maturity date, for the 2013 notes, the 2018 notes or the 2038 notes, as the case may be, would fall on a day that is not a business day, then interest payment date or redemption date, or the maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall be paid unless we fail to make payment on such next succeeding business day.

The notes will be fully and unconditionally guaranteed by GlaxoSmithKline plc. If, for any reason, we do not make any required payment in respect of the notes when due, whether on the normal due date, on acceleration, redemption or otherwise, GlaxoSmithKline plc will cause the payment to be made to or to the order of the trustee. You will be entitled to payment under the guarantee of GlaxoSmithKline plc without taking any action whatsoever against us.

Covenants

Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. or U.S. withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “Description of Debt Securities — Covenants — Payment of Additional Amounts” in the accompanying prospectus.

As contemplated by the last paragraph under “Description of Debt Securities — Defeasance” beginning on page 19 of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the indenture with respect to the notes. In addition, we may omit to comply with certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Defeasance” in the accompanying prospectus for more information on how we may do this.

Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including, among other things, through the incurrence of additional indebtedness.

Optional Make-Whole Redemption

We may redeem the notes, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed on that redemption date; and (ii) as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus     % in the case of the 2013 notes,     % in the case of the 2018 notes and     % in the case of the 2038 notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the quotation agent for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, the quotation.

“Quotation agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed by us or by the trustee on our behalf. Notice of redemption will be published in a daily newspaper of general circulation in the United States, and we will give notice of any such redemption to any exchange on which the notes are listed. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by such method as the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Further Issuances

We are initially offering the 2013 notes in the aggregate principal amount of $          , the 2018 notes in the aggregate principal amount of $           and the 2038 notes in the aggregate principal amount of $          . We may from time to time, without the consent of the holders of a series of notes, create and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. We will not issue any further notes unless such further notes have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes. Additional 2013 notes issued in this manner will be consolidated with and will form a single series with the 2013 notes being offered hereby. Additional 2018 notes issued in this manner will be consolidated with and will form a single series with the 2018 notes being offered hereby. Additional 2038 notes issued in this manner will be consolidated with and will form a single series with the 2038 notes being offered hereby.

Book-Entry System

We will issue the notes of each series in the form of one or more fully registered global securities. We will deposit these global securities with, or on behalf of, DTC and register these securities in the name of DTC’s nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

Investors may elect to hold beneficial interests in the global securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Beneficial interests in the global securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Upon receipt of any payment in respect of a global security, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the Commission.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, or, collectively, the “U.S. Depositaries.”

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the “Euroclear Operator,” in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations, or “Euroclear Participants” and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions with respect to notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations, or the “DTC Participants,” on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters and the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

TAX CONSIDERATIONS

The following summary of material considerations relating to U.S. federal income and estate tax, U.K. tax and the EU Savings Directive is based upon laws, regulations, decrees, rulings, administrative practice and judicial decisions in effect at the date of this prospectus supplement. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming. Any such changes or interpretations could affect the tax consequences to holders of the notes, possibly on a retroactive basis, and could alter or modify the statements and conclusions set forth herein. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the notes. Prospective purchasers of the notes are advised to consult their own tax advisers as to the tax consequences, under the tax laws of the country of which they are resident, of a purchase of notes including, without limitation, the consequences of the receipt of interest and (if applicable) any premium on, and of the sale or redemption of, the notes or any interest therein.

The summary in respect of U.K. tax considerations does not deal with the position of certain classes of noteholders, such as dealers, and relates only to those persons who are the absolute beneficial owners of the notes and who hold the notes as an investment.

United States Taxation

U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you purchase notes in the initial offering at the original issue price and are a “U.S. holder.” You will be a “U.S. holder” if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, pass-through entity, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, non-U.S., or other tax laws.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Sale or Exchange of Notes

Upon the sale, exchange or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized on the disposition (less any accrued interest, which will be taxable as such) and your tax basis in such note (generally, its cost less any principal payments previously received). A U.S. Holder also generally will recognize gain or loss, as described further below, if GlaxoSmithKline plc or another subsidiary of GlaxoSmithKline plc (a “GSK entity”) assumes the obligations of GlaxoSmithKline Capital Inc., as described under “Description of Debt Securities — Substitution of Issuer” in the accompanying prospectus. Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss, subject to taxation at reduced rates for individual taxpayers, if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Substitution of a GSK Entity for GlaxoSmithKline Capital Inc. as Issuer

For U.S. federal income tax purposes, an assumption by a GSK entity of all the rights and obligations of GlaxoSmithKline Capital Inc., as described under “Description of Debt Securities — Substitution of Issuer” in the accompanying prospectus, generally would be treated as a deemed taxable exchange of notes for new notes issued by such GSK entity. You generally will recognize capital gain or loss in an amount equal to the difference between the issue price, as described below, of the new notes and your adjusted tax basis in the notes, as described above.

The issue price of the new notes will depend on whether the new notes or the notes are considered to be “traded on an established market.” Each of the notes and the new notes will be considered to be traded on an established market if, at any time during the 60-day period ending 30 days after the issue date of the new notes, (i) the notes or the new notes are traded on certain stock exchanges (including the New York Stock Exchange), (ii) the notes or the new notes appear on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions, or (iii) price quotations are readily available from dealers, brokers or traders. If the new notes are listed on the New York Stock Exchange, then they would be traded on an established market and, accordingly, the issue price thereof would be their fair market value on their issue date (determined by reference to their trading price at such time). If the new notes are not listed on the New York Stock Exchange but the notes are listed, the notes would be traded on an established market and the issue price of the new notes would be the fair market value of the notes on the issue date of the new notes (determined by reference to the trading price of the notes at such time).

Depending on their issue price, the new notes may be issued with original issue discount (“OID”) or premium for U.S. federal income tax purposes. Subject to a de minimis exception, the amount of OID, if any, would be equal to the excess of the stated principal amount of the new notes over the issue price of the new notes and generally would be includible in income over the term of the new notes on a constant-yield basis. The amount of premium, if any, would be equal to the excess of the issue price of the new notes over the stated principal amount of the new notes, and a U.S. Holder could elect to amortize any such premium under a constant-yield method over the term of the new notes as an offset to interest income on the new notes. A U.S. Holder that makes such an election would have to reduce its tax basis in a note by the amount of the premium amortized during its holding period. Any such election generally would apply to all obligations owned or acquired by the U.S. Holder in that taxable year and all subsequent taxable years and could not be revoked without the permission of the U.S. Internal Revenue Service (“IRS”).

If neither the notes nor the new notes are traded on an established market, the issue price of the new notes will be their stated principal amount (and the new notes will not be issued with original issue discount or premium).

The substitution of issuers also may have other U.S. federal income tax consequences for a U.S. Holder. You should consult your own tax adviser in the event that there is a substitution of issuers.

Information Reporting and Backup Withholding

A paying agent must file information returns with the IRS in connection with payments on the notes made to certain United States persons. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You also may be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Non-U.S. Holders

Under current U.S. federal income and estate tax law,

(a)	payment on a note or coupon by us or any paying agent to a holder that is a non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that, with respect to payments of interest, (i) the holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership and (ii) the beneficial owner provides a statement signed under penalty of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder);

(b)	a holder of a note or coupon that is a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of the note or coupon, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States; and

(c)	a note or coupon will not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and, at the time of such holder’s death, payments of interest on such note or coupon would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Payments on a note owned by a non-U.S. holder will not be subject to information reporting requirements or backup withholding tax if the statement described in clause (a) of the preceding paragraph is duly provided to the paying agent.

Payment on a note or coupon by the U.S. office of a custodian, nominee or other agent of the beneficial owner of such note or coupon will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note or coupon effected outside the United States by a foreign office of a foreign “broker” (as defined in applicable U.S. Treasury regulations), provided that such broker (i) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for U.S. federal income tax purposes and (iii) is not a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a note or coupon effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note or coupon by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

For purposes of applying the rules set forth under this heading “non-U.S. holders” to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

For purposes of the discussion under this heading “non-U.S. holders” a “non-U.S. holder” is a holder of a note or coupon that is not a United States person. A “United States person” is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

U.K. Taxation

Payments of Interest

Payments of interest on the notes may be made without withholding or deduction for or on account of U.K. tax under the provisions of U.K. tax law relating to “quoted Eurobonds” as long as the notes are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007. The New York Stock Exchange is recognized for these purposes. Accordingly, interest payments made on the notes, whether in global or definitive form, will be payable without withholding or deduction for or on account of U.K. tax if, at the time of such payments, the notes are admitted to trading and listed on the New York Stock Exchange.

If the notes cease to be listed on a “recognised stock exchange,” interest may, if found to have a U.K. source, be paid after deduction of U.K. tax at the rate, currently, of 20%, although if you are eligible for the benefits of a relevant tax treaty you may be entitled to a reduced rate of withholding. Currently, an Eligible U.S. Investor (as defined in the accompanying prospectus) would be entitled to receive payments of U.K. source interest free of U.K. withholding tax subject to obtaining a direction to that effect from HM Revenue & Customs. However, a direction will only be issued on prior application to HM Revenue & Customs.

To the extent that payments of interest on a note constitute U.K. source income for U.K. tax purposes they will remain subject to U.K. income tax (in respect of individual noteholders) and U.K. corporation tax (in respect of corporate noteholders) by direct assessment even where paid without deduction of any U.K. withholding tax. However, where U.K. source interest is paid without deduction of any U.K. withholding tax, the interest will generally not be assessed to U.K. tax in the hands of holders of notes who are not resident in the United Kingdom for tax purposes (such as Eligible U.S. Investors), except where such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. permanent establishment (in the case of individuals through a branch or agency) to which the holding of the notes is attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. permanent establishment or on the branch or agency.

As indicated under “Description of Debt Securities — Covenants — Payment of Additional Amounts” in the accompanying prospectus, holders of notes should note that the provisions relating to additional amounts would not apply if HM Revenue & Customs sought to assess directly the person entitled to the relevant interest to U.K. tax. However exemption from, or reduction of, such U.K. tax liability might be available under an applicable tax treaty.

Purchase, Sale and Retirement of Notes

Investors who are not resident or ordinarily resident in the United Kingdom for tax purposes (including Eligible U.S. Investors) will not be liable for U.K. taxation on capital gains realized on the sale or other disposal or redemption of a note.

U.K. Stamp Taxes in Relation to Notes

No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the notes and their deposit with, or on behalf, of DTC. No U.K. stamp duty reserve tax will be payable in respect of any subsequent dealings in the notes where such dealings are effected through DTC’s electronic book-entry system, nor will U.K. stamp duty be payable in respect of such subsequent dealings when they are effected in accordance with the normal procedures of DTC and not by a written instrument of transfer.

Payment of Principal

The payment of principal (and premium, if any) on the notes may be made without withholding or deduction for or on account of U.K. tax.

Payment by GlaxoSmithKline plc as Guarantor

As a matter of U.K. tax law, it is possible that payments made by GlaxoSmithKline plc as guarantor would be subject to withholding on account of U.K. tax. This withholding would be subject to any relief that may be available and claimed under any applicable double tax treaty.

EU Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income, each Member State of the European Union is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg will (unless during such period they elect otherwise) instead apply a withholding system in relation to such payments. Under such a withholding system, tax will be deducted at rates rising over time from 15% to 35% unless the recipient of the interest payment elects instead for an exchange of information procedure. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-European Union countries to the exchange of information relating to such payments.

A number of non-European Union countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual resident in one of those territories.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May   , 2008, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives, the following respective principal amounts of the notes:

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
Underwriter	2013 Notes	2018 Notes	2038 Notes

Citigroup Global Markets Inc.	$	$	$
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Total	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer each series of notes initially at the respective price to public listed on the cover page of this prospectus supplement and to selling group members at the applicable price to public less a selling concession of     % of the principal amount per 2013 note,     % of the principal amount per 2018 note and     % of the principal amount per 2038 note. The underwriters and selling group members may allow a discount of     % of the principal amount per 2013 note,     % of the principal amount per 2018 note and     % of the principal amount per 2038 note on sales to other broker-dealers. After the initial public offering, the underwriters may change the price to public and concession and discount to broker-dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $          .

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be. We intend to list the notes on the New York Stock Exchange or another recognized stock exchange.

Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a “Relevant Member State,” each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date,” it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended)), or the “FSMA,” received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to notes in, from or otherwise involving the United Kingdom.

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with us and our affiliates.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

There is no assurance that the underwriters will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

We expect that delivery of the notes will be made against payment therefor on or about May   , 2008, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own adviser.

VALIDITY OF NOTES

Cleary Gottlieb Steen & Hamilton LLP, our U.S. and English counsel, will pass upon the validity of the notes and guarantee as to matters of U.S. and English law. Certain matters of U.S. law and English law will be passed upon by Sidley Austin LLP for the underwriters. Cleary Gottlieb Steen & Hamilton LLP and Sidley Austin LLP regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

GlaxoSmithKline plc

Debt Securities

GlaxoSmithKline Capital Inc.

Debt Securities

Fully and Unconditionally Guaranteed by
GlaxoSmithKline plc

GlaxoSmithKline Capital plc

Debt Securities

Fully and Unconditionally Guaranteed by

GlaxoSmithKline plc

We may offer debt securities from time to time in one or more series through this prospectus. The debt securities will be issued by GlaxoSmithKline plc or through one of our finance subsidiaries, GlaxoSmithKline Capital Inc. or GlaxoSmithKline Capital plc. Any debt securities issued through GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc will be fully and unconditionally guaranteed by GlaxoSmithKline plc.

We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest. Our debt securities may be denominated in U.S. dollars or in any other currencies, currency units or composite currencies as we may designate.

We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement will set forth the names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement will also set forth the proceeds we will receive from any sale of debt securities.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2008.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement, attached to the front of this prospectus, that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any related prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our debt securities and the shelf registration process.

As used in this prospectus, the term “finance subsidiaries” refers to GlaxoSmithKline Capital Inc., a Delaware corporation, and GlaxoSmithKline Capital plc, an English public limited company. Any debt securities issued by one of the finance subsidiaries will be fully and unconditionally guaranteed by GlaxoSmithKline plc, an English public limited company (which we refer to as “GlaxoSmithKline”). The term “guarantor” refers to

GlaxoSmithKline in its capacity as guarantor of the debt securities issued by GlaxoSmithKline Capital Inc. and/or GlaxoSmithKline Capital plc. Unless the context requires otherwise, the terms “we,” “our” and “us” refer to GlaxoSmithKline and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents we file with the SEC on the SEC website at www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room. Reports and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference our annual report on Form 20-F for the year ended December 31, 2007 (File No. 001-15170). We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the time we sell all of the debt securities described in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: GlaxoSmithKline plc, 980 Great West Road, Brentford, Middlesex TW8 9GS, England, telephone +44 (0) 20 8047 5000, Attention: Company Secretary. Our Internet address is www.gsk.com. We are not incorporating the contents of our website into this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

We present our consolidated financial statements in pounds Sterling and in accordance with International Financial Reporting Standards as adopted by the European Union and also with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to collectively as “IFRS.” When we refer to “£,” we mean pounds Sterling. When we refer to “$,” we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and

Section 21E of the Exchange Act. You should not place undue reliance on these statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to the following:

•	our plans, objectives and goals;

•	our future economic performance and prospects;

•	the potential effect on our future performance of certain contingencies; and

•	assumptions underlying any such statements.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates” and “plans” and similar expressions are intended to identify forward-looking statements but these are not the exclusive means of identifying such statements. We do not intend to update these forward-looking statements except as may be required by applicable securities laws.

Forward-looking statements are subject to important risks, uncertainties and assumptions that are difficult to predict. The results or events predicted in forward-looking statements may differ materially from actual results or events. Some of the factors that could cause actual results or events to differ from current expectations include the following:

•	the cost, uncertainty and other risks associated with the development of new pharmaceutical products that may never reach the market or that may have limited marketability or profitability, despite our significant investment of time and money in their development;

•	the unplanned loss of patents as a result of patent infringement litigation, changes in intellectual property laws and regulations or the weakness of intellectual property protection in certain countries in which we operate;

•	the outcome of current and future legal proceedings and government investigations;

•	the highly competitive nature of the pharmaceutical business and potential innovations and technical advances by our competitors, in addition to the intensification of price competition resulting from consolidation in the industry;

•	competition from producers of generic pharmaceutical products, especially upon the loss of patents for our products due to their expiration, successful legal challenges to our patents by our competitors or the reduction and relaxation of patent protection in some developing countries;

•	new and possibly increasing levels of price controls with respect to our products in many markets;

•	the risks associated with the increasingly demanding regulatory controls governing the pharmaceutical industry, which could include increased costs of production and time for product development and regulatory approval, as well as a heightened risk that previously granted regulatory approvals could be withdrawn;

•	failures in compliance by our suppliers of key services and materials or our own manufacturing facilities, which could lead to product recalls and seizures, interruption of production and delays in the approvals of new products pending resolution of manufacturing issues, as well as potential fines or disgorgement of profits;

•	credit risks of our wholesalers due to increasing concentration of wholesalers to whom we sell our products;

•	our dependence on information technology systems, including internet-based systems, for internal communication as well as communication with customers and suppliers and the risk of disruptions to these systems;

•	changes in tax, inflation, interest or foreign currency exchange rates and controls or other economic factors affecting our businesses or the possibility of political unrest in countries in which we do business;

•	disruptions due to pandemic influenza, such as the suspension or abrogation of intellectual property rights and disruptions to sale, distribution and manufacturing networks;

•	changes in environmental regulations, which could increase our costs of compliance and otherwise affect our business;

•	the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular;

•	the effects of changes in accounting policies or practices;

•	competition for qualified employees;

•	our ability to maintain sufficient liquidity and to access capital markets; and

•	acquisitions we may undertake in the future.

We caution you that the foregoing list of important factors is not exhaustive. When evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risk factors set forth in our annual report on Form 20-F for the year ended December 31, 2007 and subsequent annual reports on Form 20-F and other documents filed with the SEC and any risk factors relating to us or a particular offering discussed or incorporated by reference in the applicable prospectus supplement.

USE OF PROCEEDS

Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities described in this prospectus for our general corporate purposes, including to refinance existing indebtedness. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed under IFRS. Earnings for this purpose have been calculated by (i) adding (a) profit before taxation (after eliminating our share of profits of associates and joint ventures), (b) fixed charges and (c) distributed income of investments accounted for using the equity method of accounting and (ii) subtracting from that total (a) the amount of pre-tax earnings required to pay dividends on outstanding preference shares and (b) the minority interest in pre-tax profit of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest payable (including expense on debt and interest in respect of finance leases), (ii) that portion of operating lease rental expense representative of the interest factor (being one-third of such rental expense) and (iii) the amount of pre-tax earnings required to pay dividends on outstanding preference shares.

	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges — IFRS	15.9	20.7	14.7	14.8	19.3

GLAXOSMITHKLINE PLC

GlaxoSmithKline is a major global healthcare company engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. Our two principal operational industry segments are pharmaceuticals (prescription pharmaceuticals and vaccines) and consumer healthcare (over-the-counter medicines, oral care and nutritional healthcare).

GlaxoSmithKline is a public limited company incorporated under the laws of England and Wales. Our shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GlaxoSmithKline acquired Glaxo Wellcome plc and SmithKline Beecham plc, both English public limited companies, through a merger of the two companies. Both Glaxo Wellcome and SmithKline Beecham were major global healthcare businesses.

Our corporate head office is in the London area at 980 Great West Road, Brentford, Middlesex TW8 9GS, England, and our telephone number is +44 (0) 20 8047 5000. We also have operational headquarters in Philadelphia, Pennsylvania and Research Triangle Park, North Carolina and operations in some 114 countries, with products sold in over 140 countries. Our principal research and development facilities are in the United Kingdom, the United States, Japan, Italy, Spain and Belgium, and our products are currently manufactured in some 38 countries. The major markets for our products are the United States, France, Japan, the United Kingdom, Italy, Germany and Spain.

GLAXOSMITHKLINE CAPITAL INC.

GlaxoSmithKline Capital Inc. is a Delaware corporation. It is a wholly owned subsidiary of GlaxoSmithKline, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline. The principal executive offices of GlaxoSmithKline Capital Inc. are located at 1105 North Market Street, Suite 622, Wilmington, Delaware 19801. Its telephone number is +1 (302) 651-8319.

GLAXOSMITHKLINE CAPITAL PLC

GlaxoSmithKline Capital plc is a public limited company incorporated under the laws of England and Wales. It is a wholly-owned subsidiary of GlaxoSmithKline, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline. The principal executive offices of GlaxoSmithKline Capital plc are located at 980 Great West Road, Brentford, Middlesex TW8 9GS, England. Its telephone number is +44 (0) 20 8047 5000.

LEGAL OWNERSHIP OF DEBT SECURITIES

“Street Name” and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name.” If an investor holds debt securities in street name, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to securities;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if debt securities are issued only in the form of a global security:

•	you cannot have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own broker, bank or financial institution for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

•	the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your broker, bank or financial institution to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

•	we decide we do not want to have the debt securities of that series represented by a global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term “Holder” as Used in this Prospectus and Elsewhere

In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to those debt securities, will be described in the related prospectus supplement at the time of the offer.

General

As used in this prospectus, “debt securities” means the debentures, notes, bonds, guarantees and other evidences of indebtedness that GlaxoSmithKline issues or that a finance subsidiary issues and GlaxoSmithKline fully and unconditionally guarantees and, in each case, the trustee authenticates and delivers under the applicable indenture. The debt securities will be our direct unsecured obligations and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued in one or more series under an indenture between GlaxoSmithKline and Law Debenture Trust Company of New York, as trustee, or under indentures among the finance subsidiaries, Law Debenture Trust Company of New York, as trustee (as successor to Citibank, N.A., pursuant to Instruments of Resignation, Appointment and Acceptance among the finance subsidiaries, the guarantor, Law Debenture Trust Company of New York and Citibank, N.A.), and GlaxoSmithKline, as guarantor. The indentures applicable to GlaxoSmithKline, GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc will each be qualified under the Trust Indenture Act of 1939, as amended. In the following discussion, we sometimes refer to these indentures collectively as the “indentures.”

This prospectus briefly outlines the provisions of the indentures. The terms of the indentures will include both those stated in the indentures and those made part of the indentures by the Trust Indenture Act. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of GlaxoSmithKline or the finance subsidiaries in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

Issuances in Series

The indentures do not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consents of the holders of debt securities of that series, for issuances of additional debt securities of that series. Except in the limited circumstances described below under “— Covenants — Limitation on Liens,” the debt securities will not be secured by any property or assets of GlaxoSmithKline, as issuer or guarantor, or the finance subsidiaries.

The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

•	the title, aggregate principal amount and denominations of the debt securities;

•	the date or dates on which principal will be payable;

•	the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (generally, securities that are issued at a substantial discount below their principal amount), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

•	the interest payment dates;

•	any optional or mandatory redemption terms;

•	whether any sinking fund is required;

•	the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of beneficial owners;

•	information describing any book-entry features;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series;

•	the applicability of the defeasance and covenant defeasance provisions described in this prospectus, or any modifications of those provisions;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities; and

•	any other terms, conditions, rights or preferences of the debt securities.

Debt securities that have a maturity of less than one year from their date of issue and in respect of which the proceeds are to be received by us in the United Kingdom will have a minimum denomination of £100,000 (or its equivalent in another currency).

The prospectus supplement relating to any series of debt securities may add to or change statements contained in this prospectus. The prospectus supplement may also include, if applicable, a discussion of certain U.S. federal income tax and U.K. income tax considerations.

GlaxoSmithKline Guarantees

Debt securities issued by the finance subsidiaries will be fully and unconditionally guaranteed by GlaxoSmithKline. If for any reason the applicable finance subsidiary does not make any required payment in respect of its debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, GlaxoSmithKline will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the applicable guarantee of GlaxoSmithKline without taking any action whatsoever against the finance subsidiary.

Payment and Transfer

The debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the trustee or another agent appointed by us. Unless stated otherwise in a prospectus supplement, and except as described under “— Book-Entry System” below, payments of principal, interest and additional amounts, if any, will be made at the office of the paying agent or agents named in the prospectus supplement or by check mailed to you at your address as it appears in the register.

Unless other procedures are described in a prospectus supplement and except as described under “— Book Entry System” below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as through transfers and pledges, among its participants in such securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

•	access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants’ accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers’ accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Global securities are generally not transferable. Physical certificates will be issued to beneficial owners in lieu of a global security only in the special situations described in the sixth paragraph under the heading “Legal Ownership of Debt Securities — Global Securities” above.

Consolidation, Merger or Sale

We and the finance subsidiaries have agreed in the indentures not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of our respective properties and assets to any person (except that the finance subsidiaries may merge into us), unless:

•	we or the applicable finance subsidiary, as the case may be, are the continuing person, or the successor expressly assumes by supplemental indenture our obligations under the applicable indenture;

•	the continuing person is a U.S. or U.K. company or is organized and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and, if it is not a U.S. or U.K. company, the continuing person agrees by supplemental indenture to be bound by a covenant comparable to that described below under “— Covenants — Payment of Additional Amounts” with respect to taxes imposed in the continuing person’s jurisdiction of organization (in which case the continuing person will benefit from a redemption option comparable to that described below under “— Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the consolidation, merger or sale);

•	immediately after the transaction, no default under the debt securities has occurred and is continuing; and

•	we deliver to the trustee an officer’s certificate and, if neither we nor the applicable subsidiary are the continuing person, an opinion of counsel, in each case stating, among other things, that the transaction and the supplemental indenture, if required, comply with these provisions and the indenture.

Covenants

Payment of Additional Amounts

Payments made by us under or with respect to the debt securities will be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) the government of the United States or any state or territory of the United States or by any authority or agency therein or thereof having the power to tax, which we refer to collectively as “Taxes,” unless we are required to withhold or deduct Taxes by law.

If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

•	that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or the United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•	payable other than by withholding from payments of principal of or interest on the debt securities;

•	that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

•	such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

•	at least 30 days before the first payment date with respect to which such additional amounts shall be payable, we have notified such recipient in writing that such recipient is required to comply with such requirement;

•	that would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•	that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	that would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made; or

•	any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any debt security to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

We have agreed in each indenture that at least one paying agent for each series of debt securities will be located outside the United Kingdom. We have also agreed that if we maintain a paying agent with respect to a particular series of debt securities in any member state of the European Union, we will maintain a paying agent in at least one member state (other than the United Kingdom) that will not be obliged to withhold or deduct taxes pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such Directive.

Our obligation to pay additional amounts if and when due will survive the termination of the indentures and the payment of all amounts in respect of the debt securities.

Limitation on Liens

We have agreed in the indentures not to incur or assume (or permit any of our subsidiaries to incur or assume) any lien on or with respect to any of our or our subsidiaries’ property, assets or revenues, present or future, to secure any relevant indebtedness (as this term is defined below) without making (or causing our subsidiaries to make) effective provision for securing the debt securities equally and ratably with such relevant indebtedness as to such property, assets or revenues, for as long as such relevant indebtedness is so secured.

The restrictions on liens will not apply to:

•	liens arising by operation of law;

•	liens on property, assets or revenues of any person, which liens are existing at the time such person becomes a subsidiary; and

•	liens on property, assets or revenues of a person existing at the time such person is merged with or into or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition to us of the properties of a person as an entirety or substantially as an entirety.

For purposes of the limitation on liens covenant, the term “relevant indebtedness” means any of our debt that:

•	is in the form of or represented by bonds, notes, loan stock, depositary receipts or other securities issued (otherwise than to constitute or represent advances made by banks or other lending institutions);

•	is denominated in, or confers any right of payment by reference to, any currency other than the currency of the country in which the issuer of the indebtedness has its principal place of business, or is denominated in or by reference to the currency of such country but more than 20% of which is placed or offered for subscription or sale by or on behalf of, or by agreement with, the issuer outside such country; and

•	at its date of issue is, or is intended by the issuer to become, quoted, listed, traded or dealt in on any stock exchange, over-the-counter market or other securities market.

Additional Covenants

We may be subject to additional covenants, including restrictive covenants in respect of a particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement and, to the extent necessary, in the supplemental indenture or board resolution relating to that series of debt securities.

Optional Redemption for Tax Reasons

We may redeem any series of debt securities in whole but not in part at any time, on giving not less than 30 nor more than 60 days’ notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities, which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if:

•	we determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the debt securities of that series:

•	we would be required to pay additional amounts (as described under “— Covenants — Payment of Additional Amounts” above) with respect to that series of debt securities on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us; or

•	withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the applicable finance subsidiary directly from the guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the applicable finance subsidiary or the guarantor (or any affiliate); or

•	we determine, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or the United States (or any political subdivision or taxing authority thereof) (whether or not such action was taken or brought with respect to GlaxoSmithKline, as issuer or guarantor, or the applicable finance subsidiary, as the case may be), which action is taken or brought on or after the issue date or such other date specified in the debt securities of that series, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts.

We will also pay to each holder, or make available for payment to each such holder, on the redemption date any additional amounts resulting from the payment of such redemption price. Prior to the publication of any notice of redemption, we will deliver to the trustee:

•	an officer’s certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred; or

•	an opinion of counsel to the effect that the conditions specified above have been satisfied.

Any notice of redemption will be irrevocable once we deliver the officer’s certificate to the trustee.

Events of Default

Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs upon:

•	default in payment of the principal (or premium, if any) of any debt security of that series when due (including as a sinking fund installment), and, in the case of technical or administrative difficulties, the continuance of that default for more than two business days;

•	default in payment of interest on, or any additional amounts payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

•	default in performing any other covenant in the indenture applicable to that series for 60 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

•	default under any bond, debenture, note or other evidence of indebtedness for money borrowed of GlaxoSmithKline or either finance subsidiary, as the case may be (not including any indebtedness for which recourse is limited to property purchased), having in any particular case an outstanding principal amount in excess of $25,000,000 (or its equivalent in any other currency) where any such failure results in such indebtedness being accelerated and becoming due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged;

•	certain events of bankruptcy, insolvency or reorganization of GlaxoSmithKline or either finance subsidiary, as the case may be;

•	any other event of default provided with respect to that particular series of debt securities.

Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it, in good faith, considers such withholding of notice to be in the best interests of the holders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.

If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

•	the entire principal of the debt securities of such series; or

•	if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement.

If the event of default occurs because of a default in a payment of principal or interest on the debt securities of any series, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the applicable indenture or any covenant for the benefit of one or more, but not all, of the series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the applicable indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on any of the debt securities when due otherwise than as a result of acceleration.

After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.

No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	notice of default by that holder;

•	a written request to enforce the indenture by the holders of not less than 25% in principal amount of all outstanding debt securities of any affected series; and

•	an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all outstanding debt securities of such affected series do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates.

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities.

Modification of the Indentures

In general, rights and obligations of us and the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, each of the indentures provides that, unless each affected holder agrees, an amendment cannot:

•	make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right, or right to convert or exchange any debt security, to the detriment of the holder and impairing any right of a holder to bring suit for payment;

•	waive any payment default;

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the applicable indenture or to waive any covenant or default; or

•	make any other change to the amendment provisions of the applicable indenture.

However, if we and the trustee agree, the applicable indenture may be amended without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder. We and the trustee are permitted to make modifications and amendments to the applicable indenture without the consent of any holder of debt securities for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to comply with sections of the indenture governing when we may merge and substituted obligors;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance by a successor trustee of appointment under the indenture with respect to the debt securities of any or all series;

•	to establish the form or forms or terms of the debt securities of any series or of the coupons appertaining to such debt securities as permitted under the indenture;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to provide for a further guarantee from a third party on outstanding debt securities of any series and the debt securities of any series that may be issued under the indenture;

•	to change or eliminate any provision of the indenture; provided that any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•	to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of such or any other series of debt securities in any material respect; or

•	to make any change that does not materially and adversely affect the rights of any holder of the debt securities.

Defeasance

The term defeasance means discharge from some or all of the obligations under the indentures. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our respective obligations with respect to the debt securities of such series; or

•	we will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the applicable indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. We may, in lieu of an opinion of counsel, deliver a ruling to such effect received from or published by the U.S. Internal Revenue Service.

Substitution of Issuer

We may at our option at any time, without the consent of any holders of debt securities, cause GlaxoSmithKline or any other subsidiary of GlaxoSmithKline to assume the obligations of the applicable finance subsidiary under any series of debt securities, provided that the new obligor executes a supplemental indenture in which it agrees to be bound by the terms of those debt securities and the relevant indenture. If the new obligor is not a U.S. or U.K. company, it must be organized and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and it must also agree in the supplemental indenture to be bound by a covenant comparable to that described above under “— Covenants — Payment of Additional Amounts” with respect to taxes imposed in its jurisdiction of organization (in which case the new obligor will benefit from a redemption option comparable to that described above under “— Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the substitution). In the case of such a substitution, the applicable finance subsidiary will be relieved of any further obligation under the assumed series of debt securities.

For U.S. federal income tax purposes, a substitution of obligors as described above generally would be treated as a deemed taxable exchange of debt securities for new debt securities issued by the new obligor. As discussed further in the applicable prospectus supplement, a United States person who holds debt securities or owns a beneficial interest therein generally will recognize capital gain or loss in an amount equal to the difference between the issue price of the new debt securities and such person’s adjusted tax basis in the debt securities. Such persons should consult their own tax advisors regarding the tax consequences of a deemed taxable exchange in the event of a substitution of obligors.

Information Concerning the Trustee

Law Debenture Trust Company of New York will be the trustee. The trustee will be required to perform only those duties that are specifically set forth in the indentures, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

Governing Law

The debt securities, the related guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York.

TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain U.K. tax considerations in connection with the acquisition, ownership and disposal of debt securities for investors who are not resident or (in the case of individuals) ordinarily resident in the United Kingdom for U.K. tax purposes at any material time (including Eligible U.S. Investors) and who meet certain other requirements. Such considerations will include whether the payment by us of principal (and premium, if any) and interest will be subject to U.K. withholding tax. For this purpose, “Eligible U.S. Investors” are investors who qualify for benefits under the income tax convention between the United States and the United Kingdom (the “Treaty”), who are residents of the United States for the purposes of the Treaty, and who are not resident or (in the case of individuals) ordinarily resident in the United Kingdom for U.K. tax purposes at any material time.

The applicable prospectus supplement also may describe certain U.S. federal income tax considerations relevant to a particular series of debt securities.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters, dealers or directly to purchasers.

Our agents may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

•	If we use an underwriter or underwriters, the underwriter or underwriters will acquire our securities for their own account and may resell our securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed price or at varying prices determined at the time of the sale.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for, us or our subsidiaries and affiliates in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplements the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

VALIDITY OF SECURITIES

Cleary Gottlieb Steen & Hamilton LLP, our U.S. and English counsel, will pass upon the validity of the debt securities and guarantees as to matters of U.S. and English law. Certain matters of U.S. law and English law will be passed upon by Sidley Austin LLP for any agents or underwriters. Cleary Gottlieb Steen & Hamilton LLP and Sidley Austin LLP regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

We are a global pharmaceutical and healthcare products company domiciled in the United Kingdom. Many of our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries), and certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court. There is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

Under the U.K. Companies Act 2006, a safe harbor limits the liability of GlaxoSmithKline’s directors in respect of statements in and omissions from the Report of the Directors contained in GlaxoSmithKline’s annual report on Form 20-F; under English law, the directors would be liable to GlaxoSmithKline (but not to any third party) if the Report of the Directors contains errors as a result of recklessness or knowing misstatement or dishonest concealment of a material fact, but would not otherwise be liable.

SELLING RESTRICTIONS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus as completed by the prospectus supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of debt securities to the public in that Relevant Member State:

(a) if the prospectus supplement in relation to the debt securities specify that an offer of those debt securities may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State, or a Non-exempt Offer, following the date of publication of a prospectus in relation to such debt securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the prospectus supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive in the period beginning and ending on the dates specified in such prospectus or prospectus supplement, as applicable;

(b) at any time to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity that has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d) at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(e) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (b) to (e) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that, in connection with the distribution of the debt securities:

(a) in relation to any debt securities that have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any debt securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the debt securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA), by the guarantor or any of the finance subsidiaries;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any debt securities in circumstances in which Section 21(1) of the FSMA does not apply to the guarantor or any of the finance subsidiaries; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any debt securities in, from or otherwise involving the United Kingdom.